UMB Financial Corporation News Release

P.O. Box 419226

Kansas City, MO 64106

816.860.7000 umb.com

//FOR IMMEDIATE RELEASE//

Contact Steve Wujek, 816-960-3127

UMB Fund Services Acquires J.D. Clark & Co., Inc.

Combines strengths of two firms

Milwaukee, Wis. - (May 8, 2009) - UMB Fund Services, Inc. (UMBFS), a subsidiary of UMB Financial Corporation (NASDAQ: UMBF), has signed a definitive agreement to purchase J.D. Clark & Co., Inc., a privately held, third-party fund service provider to alternative investments firms in an all-cash deal.

J.D. Clark, with $18.5 billion in assets under administration, will operate as a wholly-owned division of UMB Fund Services, a UMB subsidiary that provides all aspects of mutual fund and alternative investments services. J.D. Clark will retain its name and continue operations from its headquarters in Ogden, Utah. Jeffrey D. Clark, who in 1991 founded the accounting and advisory firm serving the hedge fund industry, will remain chief executive officer for the company, which employs about 60 people.

"UMB has a history of commitment to growing our fee-based business and this acquisition of J.D. Clark gives us an opportunity to do just that," said Peter deSilva, chairman, UMB Fund Services and president and chief operating officer of UMB Financial Corp. "Now is the time to make investments in companies that build on our strength and stability as an organization. UMB has a strong balance sheet and has been actively looking for the right acquisition in the alternative investments space, and by combining our businesses, we will be in the top quartile of service providers to alternative investments in the U.S."

Both UMB Fund Services and J.D. Clark have established strong reputations for providing complete back office solutions to the mutual fund and alternative investments industries.

"The acquisition of J.D. Clark demonstrates our continued commitment to grow our fund servicing capabilities," said John Zader, CEO, UMB Fund Services. "J.D. Clark has an excellent reputation in the marketplace. Our firms have complimentary strengths and cultures. This acquisition will enhance the ability of both firms to provide best-in-class technology and servicing capabilities to the alternative investments industry."

"We are excited to join the UMB family as a part of UMB Fund Services," said Jeff Clark, CEO of J.D. Clark & Co., Inc. "Over the years, JD Clark has built a strong brand in the alternative investments industry, by providing high-end services and access to proprietary technology available only through J.D. Clark. But in today's marketplace, and given the economic and regulatory pressures that alternative investment firms are facing, we believe it was important to align with an organization that has a strong culture of integrity and ethics, and a strong balance sheet.

"UMB is the perfect fit for us in that regard. UMB Fund Services is a strong contributor to the financial success of UMB, and shares our vision of the future, along with our culture," Clark said. "The combined strengths of our firms will provide the marketplace with a world class service provider that can help them navigate these tough economic times well into the future."

About UMB Fund Services, Inc.
UMB Fund Services, Inc. offers a complete line of products and services to the fund industry including administration and fund accounting, alternative investment services, investor services and transfer agency, marketing and distribution. UMB Financial Corporation (NASDAQ: UMBF), the parent company of UMBFS, is an $11 billion financial services holding company headquartered in Kansas City, Mo.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Missouri, offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 138 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include a fund services group based in Milwaukee, Wisconsin, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds.

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